Exhibit 99.1

Fossil Group Appoints Susie Coulter to Board of Directors

RICHARDSON, Texas - December 6, 2022 – Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today announced the addition of respected beauty and fashion executive Suzanne (Susie) Coulter to the Company’s Board of Directors, effective immediately. The appointment expands the size of the Board of Directors to eight members, including seven independent directors.

Ms. Coulter brings almost 25 years of leadership within the retail, beauty and fashion industries to Fossil Group. She is the Founder and Chief Executive Officer of Arq Botanics, a personal care company that develops and sells all-natural health and beauty products. She currently sits on the Board of Directors of Abercrombie & Fitch Co., where she serves as Chair of the Environmental, Social and Governance Committee.

“Susie’s immense retail background, from corporate leadership and entrepreneurship to more specific expertise in retail strategy, operations, merchandising and supply chain, will be invaluable to our Board of Directors,” said Kosta N. Kartsotis, Chairman and Chief Executive Officer of Fossil Group. “We look forward to having her join our board and the impact her decades of retail, fashion and beauty experience will have on the Fossil Group business.”

Prior to her entrepreneurial venture founding Arq Botanics, Ms. Coulter served in senior leadership roles at Victoria’s Secret & Co. and Ralph Lauren Corporation. As President of the Beauty Division at Victoria’s Secret, she led and oversaw the global development and management of the company’s line of fragrances, lotions, cosmetics and other beauty products. While at Ralph Lauren, she served as President of US Retail, overseeing the merchandising, management, operations and marketing of Ralph Lauren’s Polo stores in the U.S.

“I have always been drawn to brands like Fossil that have a strong heritage and a proven ability to keep a finger on the pulse of the consumer. It is an honor to join the Fossil Group Board and such a talented group of directors. I am incredibly excited to have the opportunity to contribute and support the company in the next phase of growth”, said Susie Coulter.

Ms. Coulter's extensive experience in retail, beauty, and fashion also includes positions at Harrods, House of Fraser, and the Edgars Group.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.